Exhibit 99.1
NEWS
The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000

The Sherwin-Williams Company Reports 2025 Second Quarter Financial Results
CLEVELAND, July 22, 2025 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter ended June 30, 2025. All comparisons are to the second quarter of the prior year, unless otherwise noted.
SUMMARY

•Consolidated Net sales increased 0.7% to $6.31 billion in the quarter
◦Net sales from stores in the Paint Stores Group open more than twelve calendar months increased 0.8% in the quarter
•Increased Selling, general and administrative expenses for broader restructuring initiative related to softer demand, sooner than anticipated building related costs and heightened growth investment related to incremental competitive opportunities
•Diluted net income per share decreased 14.3% to $3.00 per share in the quarter compared to $3.50 per share in the second quarter of 2024
◦Adjusted diluted net income per share decreased 8.6% to $3.38 per share in the quarter compared to $3.70 per share in the second quarter of 2024
•Adjusting full year 2025 diluted net income per share guidance in the range of $10.11 to $10.41 per share, including acquisition-related amortization expense of $0.77 per share and severance and other restructuring expenses of $0.32 per share
◦Adjusting full year 2025 adjusted diluted net income per share guidance in the range of $11.20 to $11.50 per share
CEO REMARKS

“Sherwin-Williams continued to execute on our consistent and disciplined strategy in a demand environment that remained choppy as we anticipated,” said Chair, President and Chief Executive Officer, Heidi G. Petz. “Consolidated sales were within our guided range, and we delivered gross margin expansion for the 12th consecutive quarter. Given the demand softness in the quarter, which we expect will continue if not deteriorate in the second half of the year, we aggressively accelerated and increased our restructuring actions, resulting in pre-tax expenses of $59 million. Additionally, work on our new buildings project progressed faster than anticipated, resulting in approximately $40 million of pre-tax transition and related costs in the quarter, which we previously expected to begin occurring in our second half. Excluding restructuring costs, building costs, and acquisition-related amortization expense, SG&A costs increased by 3.8% in the quarter. This increase was driven primarily by continued deliberate, disciplined and targeted investments within the Paint Stores Group, where we have identified multiple heightened competitive opportunities. Non-operating costs were a headwind of approximately $75 million in the quarter, which we highlighted in our previous guidance. Solid cash generation enabled us to return $716 million to shareholders through dividends and share repurchases during the quarter.
“In Paint Stores Group, protective and marine sales grew by a high-single digit percentage for the fourth consecutive quarter. We also continued to see strength in residential repaint resulting from prior growth investments, as sales again increased by mid-single digits in a down market. Commercial, new residential and property maintenance remained under pressure as expected. Price realization is tracking better than expected. Consumer Brands Group sales decreased resulting from continued soft North American DIY demand and unfavorable foreign exchange in Latin America, partially offset by growth in Europe. In Performance Coatings Group, growth in Europe, Asia and Latin America was offset by a decrease in North America. Packaging remained the strongest performer as sales increased by a double digit percentage.”
SECOND QUARTER CONSOLIDATED RESULTS

	Three Months Ended June 30,
	2025	2024	$ Change	% Change
Net sales	$6,314.5	$6,271.5	$43.0	0.7%
Income before income taxes	$985.7	$1,173.4	$(187.7)	(16.0)%
As a percent of Net sales	15.6%	18.7%
Net income per share - diluted	$3.00	$3.50	$(0.50)	(14.3)%
Adjusted net income per share - diluted	$3.38	$3.70	$(0.32)	(8.6)%
Consolidated Net sales increased primarily due to higher sales in the Paint Stores Group, partially offset by lower sales in the Consumer Brands Group.
Income before income taxes decreased primarily due to higher employee-related costs and costs related to the new global headquarters and R&D buildings which are recorded in the Administrative function, partially offset by higher Net sales.
Diluted net income per share included a charge of $0.20 per share for acquisition-related amortization expense in the second quarter of 2025 and 2024. In the second quarter of 2025, diluted net income per share also included a charge of $0.18 per share related to severance and other restructuring expenses.
SECOND QUARTER SEGMENT RESULTS

Paint Stores Group (PSG)

	Three Months Ended June 30,
	2025	2024	$ Change	% Change
Net sales	$3,702.2	$3,619.9	$82.3	2.3%
Same-store sales change (1)	0.8%	2.4%
Segment profit	$916.5	$907.1	$9.4	1.0%
Reported segment margin	24.8%	25.1%
(1)    Same-store sales represents Net sales from stores open more than twelve calendar months.
Net sales in PSG increased primarily due to selling price increases, which impacted Net sales by a mid-single digit percentage, partially offset by a low-single digit decrease in sales volume. Net sales increased in certain professional customer end markets, led by a high-single digit percentage increase in protective and marine and a mid-single digit percentage increase in residential repaint. PSG Segment profit increased primarily due to growth in Net sales, partially offset by increased costs to support higher sales, including higher employee-related costs and marketing and advertising.

Consumer Brands Group (CBG)

	Three Months Ended June 30,
	2025	2024	$ Change	% Change
Net sales	$809.4	$844.3	$(34.9)	(4.1)%
Segment profit	$164.2	$204.4	$(40.2)	(19.7)%
Reported segment margin	20.3%	24.2%
Adjusted segment profit (1)	$181.4	$220.4	$(39.0)	(17.7)%
Adjusted segment margin	22.4%	26.1%
(1)    Adjusted segment profit equals Segment profit excluding the impact of Valspar acquisition-related amortization and severance and other restructuring expenses. In CBG, Valspar acquisition-related amortization expense was $15.5 million and $16.0 million in the second quarter of 2025 and 2024, respectively, and severance and other restructuring expenses were $1.7 million in the second quarter of 2025.
Net sales in CBG decreased primarily as a result of soft DIY demand in North America and an approximate 2% impact from unfavorable foreign currency translation driven by Latin America, partially offset by increased Net sales in Europe. CBG Segment profit decreased primarily due to lower Net sales and supply chain inefficiencies from lower production volumes. Acquisition-related amortization expense reduced Segment profit as a percent of Net sales by 190 basis points in both the second quarter of 2025 and 2024. Severance and other restructuring expenses reduced Segment profit as a percent of Net sales by 20 basis points in the second quarter of 2025.

Performance Coatings Group (PCG)

	Three Months Ended June 30,
	2025	2024	$ Change	% Change
Net sales	$1,801.1	$1,806.4	$(5.3)	(0.3)%
Segment profit	$245.1	$301.5	$(56.4)	(18.7)%
Reported segment margin	13.6%	16.7%
Adjusted segment profit (1)	$302.3	$350.5	$(48.2)	(13.8)%
Adjusted segment margin	16.8%	19.4%
(1)    Adjusted segment profit equals Segment profit excluding the impact of Valspar acquisition-related amortization and severance and other restructuring expenses. In PCG, Valspar acquisition-related amortization expense was $49.0 million in the second quarter of 2025 and 2024 and severance and other restructuring expenses were $8.2 million in the second quarter of 2025.
Net sales in PCG were effectively flat as a result of incremental sales from acquisitions being offset by lower selling prices, primarily attributable to product mix. Performance was led by Packaging, which increased by a double digit percentage inclusive of an acquisition and Coil, offset by decreases in all other business units. PCG Segment profit decreased primarily due to increased costs to support sales, higher foreign currency transaction losses and a gain on sale or disposition of assets in the second quarter of 2024 which did not occur in the current period. Acquisition-related amortization expense reduced Segment profit as a percent of Net sales by 270 basis points in both the second quarter of 2025 and 2024. Severance and other restructuring expenses reduced Segment profit as a percent of Net sales by 50 basis points in the second quarter of 2025.
LIQUIDITY AND CASH FLOW

The Company generated $1.05 billion in Net operating cash and returned cash of $1.27 billion to our shareholders in the form of dividends and repurchases of 2.5 million shares of its common stock during the first six months of 2025. At June 30, 2025, the Company had remaining authorization to purchase 32.0 million shares of its common stock through open market purchases.

2025 GUIDANCE

	Third Quarter	Full Year
	2025	2025
Net sales	Up or down low-single digit %	Up or down low-single digit %
Effective tax rate		Low twenty percent
Diluted net income per share		$10.11	-	$10.41
Adjusted diluted net income per share (1)		$11.20	-	$11.50
(1)    Excludes $0.77 per share of acquisition-related amortization expense and $0.32 per share of severance and other restructuring expenses.
“Demand was softer than anticipated through June, and we do not see catalysts to change that trajectory at this time, causing us to adjust our full year guidance downward,” said Ms. Petz. “We continue to respond to this softer for longer environment aggressively, including doubling our previously announced restructuring initiatives. We are pulling the levers available to us, though not at the cost of abandoning our strategy or hindering future growth prospects when markets recover. We are increasingly confident we are at a competitive inflection point in our industry. Our track record of success reflects our disciplined approach, and we continue to make investments which we are confident will deepen existing customer relationships, capture incremental share and reward our shareholders over the long term.
“We expect third quarter 2025 consolidated net sales to be up or down a low-single digit percentage compared to the third quarter of 2024. We are updating our guidance for the full year 2025, with consolidated net sales expected to be up or down a low-single digit percentage compared to full year 2024 and diluted net income per share in the range of $10.11 to $10.41 per share, including acquisition-related amortization expense of $0.77 per share and severance and other restructuring expenses of $0.32 per share, compared to $10.55 per share in 2024. Full year 2025 adjusted diluted net income per share is expected to be in the range of $11.20 to $11.50 per share compared to $11.33 per share in 2024, an increase of 0.2% at the mid-point.”
CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss its financial results for the second quarter, and its outlook for the third quarter and full year 2025, at 10:00 a.m. EDT on Tuesday, July 22, 2025. Heidi G. Petz, Sherwin-Williams’ Chair, President and Chief Executive Officer, along with other senior executives, will participate on the call.
The conference call will be webcast simultaneously in listen only mode. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q2 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution and sale of paint, coatings and related products to professional, industrial, commercial and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,400 Company-operated stores and branches, while the Company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements are based upon management’s current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance (including sales and earnings), expected growth, future business plans and the costs and potential liability for environmental-related matters and lead pigment and lead-based paint litigation. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “anticipate,” “aspire,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “strive,” “target,” “will,” or “would,” or the negative thereof or comparable terminology.
Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from such statements and from our historical results, performance and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions in the United States and worldwide; inflation rates, interest rates, unemployment rates, labor costs, healthcare costs, recessionary conditions, geopolitical conditions, terrorist activity, armed conflicts and wars, public health crises, pandemics, outbreaks of disease and supply chain disruptions; shifts in consumer behavior driven by economic downturns in cyclical segments of the economy; shortages and increases in the cost of raw materials and energy; catastrophic events, adverse weather conditions and natural disasters (including those that may be related to climate change); the loss of any of our largest customers; increased competition or failure to keep pace with developments in key competitive areas of our business; cybersecurity incidents and other disruptions to our information technology systems; our ability to attract, retain, develop and progress a qualified global workforce; our ability to successfully integrate past and future acquisitions into our existing operations; risks and uncertainties associated with our expansion into and our operations in Asia, Europe, South America and other foreign markets; policy changes affecting international trade, including import/export restrictions and tariffs; our ability to achieve our strategies or expectations relating to sustainability considerations, including as a result of evolving legal, regulatory, and other standards, processes and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite suppliers, energy sources, or financing, and changes in carbon markets; damage to our business, reputation, image or brands due to negative publicity; the infringement or loss of our intellectual property rights or the theft or unauthorized use of our trade secrets or other confidential business information; a weakening of global credit markets or changes to our credit ratings; our ability to generate cash to service our indebtedness; fluctuations in foreign currency exchange rates and changing monetary policies; our ability to comply with a variety of complex U.S. and non-U.S. laws, rules and regulations; increases in tax rates, or changes in tax laws or regulations; our ability to comply with numerous, complex and increasingly stringent domestic and foreign health, safety and environmental (including related to climate change and chemical management) laws, regulations and requirements; our liability related to environmental investigation and remediation activities at some of our currently- and formerly-owned sites; the nature, cost, quantity and outcome of pending and future litigation, including lead pigment and lead-based paint litigation; and the other risk factors discussed in Part 1, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and our other reports filed with the SEC.
Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$6,314.5	$6,271.5	$11,620.2	$11,638.8
Cost of goods sold	3,196.2	3,208.1	5,942.8	6,044.4
Gross profit	3,118.3	3,063.4	5,677.4	5,594.4
As a percent of Net sales	49.4%	48.8%	48.9%	48.1%
Selling, general and administrative expenses	2,011.6	1,845.7	3,805.4	3,645.5
As a percent of Net sales	31.9%	29.4%	32.7%	31.3%
Other general expense (income) - net	6.3	(33.6)	15.2	(31.6)
Interest expense	112.4	110.8	216.2	213.8
Interest income	(2.4)	(0.9)	(5.7)	(7.0)
Other expense (income) - net	4.7	(32.0)	7.6	(39.7)
Income before income taxes	985.7	1,173.4	1,638.7	1,813.4
Income taxes	231.0	283.5	380.1	418.3
Net income	$754.7	$889.9	$1,258.6	$1,395.1

Net income per common share:
Basic	$3.04	$3.55	$5.06	$5.54
Diluted	$3.00	$3.50	$5.00	$5.47

Weighted average shares outstanding:
Basic	248.4	251.0	248.9	251.8
Diluted	251.3	254.2	251.9	255.1

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	2025		2024
	Net	Segment	Net	Segment
	Sales	Profit (Loss)	Sales	Profit (Loss)
Three Months Ended June 30:
Paint Stores Group	$3,702.2	$916.5	$3,619.9	$907.1
Consumer Brands Group	809.4	164.2	844.3	204.4
Performance Coatings Group	1,801.1	245.1	1,806.4	301.5
Administrative	1.8	(340.1)	0.9	(239.6)
Consolidated totals	$6,314.5	$985.7	$6,271.5	$1,173.4

Six Months Ended June 30:
Paint Stores Group	$6,642.0	$1,457.7	$6,492.9	$1,400.3
Consumer Brands Group	1,571.6	296.1	1,655.3	357.8
Performance Coatings Group	3,403.1	457.8	3,488.3	539.2
Administrative	3.5	(572.9)	2.3	(483.9)
Consolidated totals	$11,620.2	$1,638.7	$11,638.8	$1,813.4

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	June 30,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$269.8	$200.0
Accounts receivable, net	3,111.9	3,048.1
Inventories	2,484.6	2,289.1
Other current assets	559.0	513.4
Total current assets	6,425.3	6,050.6
Property, plant and equipment, net	3,805.9	3,136.6
Goodwill	7,807.6	7,606.9
Intangible assets	3,543.4	3,692.8
Operating lease right-of-use assets	2,011.3	1,890.8
Other assets	1,770.1	1,356.3
Total assets	$25,363.6	$23,734.0

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$1,706.7	$1,358.3
Accounts payable	2,570.0	2,493.9
Compensation and taxes withheld	688.9	708.6
Accrued taxes	255.8	347.1
Current portion of long-term debt	1,150.7	849.7
Current portion of operating lease liabilities	480.7	457.8
Other accruals	1,343.6	1,251.2
Total current liabilities	8,196.4	7,466.6
Long-term debt	7,828.9	8,130.8
Postretirement benefits other than pensions	120.7	133.2
Deferred income taxes	560.9	642.0
Long-term operating lease liabilities	1,603.2	1,502.9
Other long-term liabilities	2,652.6	2,106.7
Shareholders’ equity	4,400.9	3,751.8
Total liabilities and shareholders’ equity	$25,363.6	$23,734.0

Regulation G Reconciliations

Management of the Company utilizes certain financial measures that are not in accordance with U.S. generally accepted accounting principles (US GAAP) to analyze and manage the performance of the business. Management provides non-GAAP information in reporting its financial results to give investors additional data to evaluate the Company’s operations. Management does not, nor does it suggest investors should, consider such non-GAAP measures in isolation from, or in substitution for, financial information prepared in accordance with US GAAP.
Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related amortization and certain other adjustments. Valspar acquisition-related amortization expense is excluded from diluted net income per share due to its significance as a result of the purchase price assigned to finite-lived intangible assets at the date of acquisition and the related impact on underlying business performance and trends. While these intangible assets contribute to the Company’s revenue generation, the related revenue is not excluded. This adjusted earnings per share measurement is not in accordance with US GAAP. It should not be considered a substitute for earnings per share computed in accordance with US GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with US GAAP to adjusted diluted net income per share.

							Year Ending
	Three Months Ended			Six Months Ended			December 31, 2025
	June 30, 2025			June 30, 2025			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$3.00			$5.00	$10.11	$10.41

Acquisition-related amortization expense (2)	$.26	$.06	.20	$.51	$.13	.38	.77	.77
Severance and other restructuring expenses	.23	.05	.18	.31	.07	.24	.32	.32
Adjusted diluted net income per share			$3.38			$5.62	$11.20	$11.50

	Three Months Ended			Six Months Ended			Year Ended
	June 30, 2024			June 30, 2024			December 31, 2024
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$3.50			$5.47			$10.55

Acquisition-related amortization expense (2)	$.26	$.06	.20	$.51	$.12	.39	$1.02	$.24	.78
Adjusted diluted net income per share			$3.70			$5.86			$11.33
(1) The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)    Acquisition-related amortization expense, which is included within Selling, general and administrative expenses, consists of the amortization of intangible assets related to the Valspar acquisition. These intangible assets are primarily customer relationships and intellectual property and are being amortized over their remaining useful lives.

Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of EBITDA, which is a non-GAAP financial measure defined as Net income before income taxes and Interest expense, depreciation and amortization, as well as Adjusted EBITDA, which is a non-GAAP financial measure that excludes certain adjustments that management further believes enhances investors’ understanding of the Company’s operating performance. The reader is cautioned that the Company’s EBITDA and Adjusted EBITDA should not be compared to other entities unknowingly. Further, EBITDA and Adjusted EBITDA should not be considered alternatives to Net income as an indicator of operating performance. The following table reconciles Net income computed in accordance with US GAAP to EBITDA and Adjusted EBITDA, as applicable.

(millions of dollars)
	Three Months	Three Months	Six Months
	Ended	Ended	Ended
	March 31, 2025	June 30, 2025	June 30, 2025
Net income	$503.9	$754.7	$1,258.6
Interest expense	103.8	112.4	216.2
Income taxes	149.1	231.0	380.1
Depreciation	79.9	79.3	159.2
Amortization	81.0	83.4	164.4
EBITDA	$917.7	$1,260.8	$2,178.5
Severance and other restructuring expenses	19.3	59.0	78.3
Adjusted EBITDA	$937.0	$1,319.8	$2,256.8

	Three Months	Three Months	Six Months
	Ended	Ended	Ended
	March 31, 2024	June 30, 2024	June 30, 2024
Net income	$505.2	$889.9	$1,395.1
Interest expense	103.0	110.8	213.8
Income taxes	134.8	283.5	418.3
Depreciation	71.1	71.8	142.9
Amortization	82.1	81.5	163.6
EBITDA	$896.2	$1,437.5	$2,333.7

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Depreciation	$79.3	$71.8	$159.2	$142.9
Capital expenditures	181.5	250.9	370.8	534.7
Cash dividends	197.9	178.6	398.3	361.1
Amortization of intangibles	83.4	81.5	164.4	163.6

Significant components of Other general expense (income) - net:
Provisions for environmental related matters - net	$0.4	$(14.1)	$3.5	$(10.5)
Gain on sale or disposition of assets	(1.3)	(19.8)	(3.4)	(23.2)
Other	7.2	0.3	15.1	2.1

Significant components of Other expense (income) - net:
Net investment gains	$(6.3)	$(3.8)	$(9.5)	$(8.9)
Net expense from banking activities	4.2	4.4	8.1	7.7
Foreign currency transaction related losses (gains) - net	13.1	(4.6)	23.1	3.0
Other (1)	(6.3)	(28.0)	(14.1)	(41.5)

Store Count Data:
Paint Stores Group - net new stores	20	19	38	26
Paint Stores Group - total stores	4,811	4,720	4,811	4,720
Consumer Brands Group - net new stores	(28)	5	(22)	7
Consumer Brands Group - total stores	312	325	312	325
Performance Coatings Group - net new branches	—	1	—	2
Performance Coatings Group - total branches	324	324	324	324

(1) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.